August 12, 2005

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Magnum d'Or Inc.

Gentlemen:

We have read item 4 included in the Form 8k of Magnum d'Or Inc. file with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Sincerely,

Michael Johnson and Company, LLC
Denver, CO